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                                                                 EXHIBIT 10.11


                   AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

        THIS AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this "Amendment") is made and entered into effective as of December 5, 1997, by and between ARV ASSISTED LIVING, INC., a California corporation (the "Company") and HOWARD G. PHANSTIEL, an individual ("Executive").

                                    RECITALS
                                    --------

        Whereas, the Company and Executive have entered into that certain Executive Employment Agreement (the "Agreement") effective as of December 5, 1997; and

        Whereas, the Company and Executive desire to amend the Agreement.

        NOW, THEREFORE, the Company and Executive agree as follows:

                                    AGREEMENT
                                    ---------

1. Capitalized terms used herein shall have the same meaning as set forth in the Agreement.

2. Section 4.1 of the Agreement is hereby amended to state that Executive's Base Salary shall be Three Hundred Fifty Thousand Dollars ($350,000).

3. Section 4.3 of the Agreement is deleted and the following is substituted in its place:

    4.3 BONUSES. On July 1, 1998, the Company shall pay to Executive as a bonus an amount equal to Ninety-Three Thousand Seven Hundred Fifty Dollars ($93,750) (the "Minimum Bonus"). The Minimum Bonus in later years shall in no event be less than the Minimum Bonus in effect for the prior year and shall, at the discretion of the Compensation Committee, be increased with each Base Salary Increase. In addition, commencing with the 1998 calendar year, operational and financial targets for performance for any one calendar year shall be established by the Board, based on the earnings of the Company and other criteria as determined by mutual agreement between Executive and the Compensation Committee of the Board, on or before March 31st of that year. No later than December 31st of each year, the Board shall award to Executive an additional bonus (the "Additional Bonus"), as determined in the discretion of the Board, based on achieving the agreed-upon targets. The Additional Bonus, when added to the Minimum Bonus, is expected to range from One Hundred Twenty-Five Thousand Dollars ($125,000) to Two Hundred Fifty Thousand Dollars ($250,000) for the year ending December 31, 1998, with a target, for planning purposes only, established at One Hundred Eighty-Seven Thousand Five Hundred Dollars ($187,500). Executive's Additional Bonus shall be paid, at Executive's election, in either December or January.

4. Except as amended hereunder, the Agreement shall remain in full force and effect.



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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

THE COMPANY                                      EXECUTIVE

ARV ASSISTED LIVING, INC.,
a California corporation

                                                 /s/ Howard G. Phanstiel
                                                 -------------------------------
By:   /s/ Graham P. Espley-Jones                 HOWARD G. PHANSTIEL
      -------------------------------------
      Graham P. Espley-Jones,
      Executive Vice President, CFO


By:   /s/ Sheila M. Muldoon
      -------------------------------------
      Sheila M. Muldoon
      Vice President and General Counsel